FOR IMMEDIATE RELEASE

Volt Information Sciences Enters into Agreement to Sell Quality Assurance
Testing Unit of VMC for $66.4 Million

NEW YORK, NY, October 24, 2017 – Volt Information Sciences, Inc. (“Volt” or the “Company”) (NYSE-MKT:VISI), an international provider of staffing services and managed service programs, today announced that it has entered into a definitive agreement to sell its quality assurance testing business (the “Business”), a part of its Technology Outsourcing Services and Solutions segment.  The buyer, Keywords International Limited (“Keywords”), is a leading international technical services provider to the global video games industry.  The Business, known in the industry as VMC, provides production development, QA testing and customer support to companies primarily in the video gaming and mobile industries.  The sale will not include the call center services unit of the Company’s Technology Outsourcing Services and Solutions segment, which Volt will continue to own and operate.
Under the terms of the Stock Purchase Agreement, Volt will receive $66.4 million in cash at closing, subject to customary working capital adjustments.  The sale is conditioned upon Keywords’ satisfaction of a financing contingency to fund the purchase price.
“The disposition of these non-core assets, which represent approximately 5% of Volt’s global revenue, will allow Volt to become a pure-play staffing company.  I am confident that the Business will continue to prosper under Keywords’ management,” said Michael Dean, Volt’s President and Chief Executive Officer. “The anticipated cash proceeds from the sale will significantly strengthen Volt’s balance sheet and notably bolster our liquidity position.  Importantly, this transaction will help streamline our operational focus within our core staffing business, where we are best positioned to create long-term shareholder value.”
Upon the closing of the sale, which is anticipated shortly, Volt’s current financing agreement with PNC Bank will require a $25 million paydown of our outstanding debt.  Volt’s board of directors and management continue to review a broad range of options to drive shareholder value and advance the Company’s plan for growth.  We look forward to further communication with our shareholders regarding potential opportunities in the near future.
Information concerning this transaction was filed by Volt today with the Securities and Exchange Commission and can be obtained at www.sec.gov or the ‘Investors’ section of Volt’s website at www.volt.com.
Milbank, Tweed, Hadley & McCloy LLP acted as legal advisor to Volt in connection with the transaction.

About Volt Information Sciences, Inc.
Volt Information Sciences, Inc. is a global provider of staffing services (traditional time and materials-based as well as project-based) and managed service programs. Our staffing services consists of workforce solutions that include providing contingent workers, personnel recruitment services, and managed services programs supporting primarily professional administration, technical, information technology, light-industrial and engineering positions. Our managed service programs consist of managing the procurement and on-boarding of contingent workers from multiple providers. Our complementary businesses offer customized talent, technology and consulting solutions to a diverse client base. Volt services global industries including aerospace, automotive, banking and finance, consumer electronics, information technology, insurance, life sciences, manufacturing, media and entertainment, pharmaceutical, software, telecommunications, transportation, and utilities. For more information, visit www.volt.com.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to a number of known and unknown risks, including, among others, whether the contemplated sale of the Business will be consummated, whether Keywords will be successful in completing the financing transaction it intends to utilize in order to fund its contemplated purchase of the Business, general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the Company, and the degree of success of business improvement initiatives that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning certain of these and other factors that could cause actual results to differ materially from those in the forward-looking statements are contained in company reports filed with the Securities and Exchange Commission.  Copies of the Company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission, are available without charge upon request to Volt Information Sciences, Inc., 1133 Avenue of the Americas, New York, New York 10036, Attention: Shareholder Relations, 212-704-7921. These and other SEC filings by the Company are also available to the public over the Internet at the SEC’s website at http://www.sec.gov and at the Company’s website at http://www.volt.com in the Investors section. Although the Company is actively pursuing the consummation of the contemplated sale of the Business, there can be no assurance that such transaction will be completed.  The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:
Volt Information Sciences, Inc.
voltinvest@volt.com

Lasse Glassen
Addo Investor Relations
lglassen@addoir.com
424-238-6249